                                                                      Exhibit 11


                   OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES

                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

                                                                                         1998             1997              1996
                                                                                      ----------       ----------       -----------
Net earnings from continuing operations per common share:
Basic
         Net earnings                                                                 $2,274,593       $3,530,437       $ 1,545,296
         Preferred stock dividends (8%, payable in kind)                                      --           19,874           187,252
         Imputed preferred dividends                                                          --               --         1,286,471
                                                                                      ----------       ----------       -----------
         Earnings available to common shareholders                                     2,274,593        3,510,563            71,573
                                                                                      ==========       ==========       ===========
         Shares:
         Weighted average number of shares outstanding                                 8,821,995        7,417,878         5,434,040
                                                                                      ----------       ----------       -----------
         Basic earnings per common share and common equivalent share:
         Net earnings                                                                 $      .26       $      .47       $       .01
                                                                                      ==========       ==========       ===========
Diluted
         Net earnings                                                                 $2,274,593       $3,530,437       $ 1,545,296
         Preferred stock dividends (8%, payable in kind)                                      --           19,874           187,252
         Imputed preferred dividends                                                          --               --         1,286,471
                                                                                      ----------       ----------       -----------
         Earnings available to common shareholders                                     2,274,593        3,510,563            71,573
                                                                                      ==========       ==========       ===========
         Shares:
         Weighted average number of shares outstanding                                 8,821,995        7,417,878         5,434,040
         Assuming exercise of warrants and options, net of number of shares which could have been purchased with the exercise of such options based on the treasury stock method
              (using average market price)                                                93,458          351,771           164,886
         Weighted average number of shares, adjusted                                   8,915,453        7,769,656         5,598,926
         Diluted earnings per common share and common equivalent share:
         Net earnings from continuing operations                                      $      .26       $      .45       $       .01
                                                                                      ==========       ==========       ===========